EXHIBIT 99.1

Contact:

Investor Calls

Sean O’Brien

Director of Investor Relations

Ptek Holdings, Inc.

(404) 262-8462

PTEK HOLDINGS APPROVES 10B5-1 PLANS FOR EXECUTIVES

Portion of Proceeds to Be Used to Repay Debt to the Company

ATLANTA, June 16, 2004 – Ptek Holdings, Inc. (NASDAQ: PTEK; www.ptek.com), a leading provider of innovative business, data and group communications services, today announced that Boland T. Jones, Chairman and Chief Executive Officer, and Jeffrey A. Allred, President and Chief Operating Officer, have established 10b5-1 plans to sell a portion of their holdings of Ptek common stock. Proceeds from the sales will be used to repay certain debt to the Company and to diversify personal investment portfolios.

The plans were established in accordance with Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended. Rule 10b5-1 allows corporate insiders to adopt written plans to sell a specified number of shares of company stock over a predetermined period of time. Insiders may adopt such plans when they are not in possession of material nonpublic information.

Under the plans, beginning no earlier than two trading days after the Company reports results for the second quarter, Mr. Jones will sell an aggregate of up to 1.2 million shares, and Mr. Allred will sell an aggregate of up to 350,000 shares. Subject to certain price limitations, sales will be made in weekly installments over a period of six months. Following completion of the planned sales, and assuming all of the shares subject to the plans are sold, Mr. Jones will beneficially own in excess of 3.4 million shares of Ptek common stock, and Mr. Allred will beneficially own approximately 1 million shares. Appropriate securities filings reporting the sales will be made with the Securities and Exchange Commission when due.

“Jeff and I wish to reduce our debt to the Company and to gradually diversify our personal holdings,” said Boland Jones. “We believe selling shares through an organized plan over an extended period of time is the most appropriate way to accomplish these objectives.”

About Ptek Holdings, Inc.

Ptek Holdings, Inc. is a leading provider of innovative business, data and group communications services for global enterprises. Companies use our audio and data conferencing solutions to conduct group meetings and presentations over the phone or Web. We also enable our customers to process and deliver large quantities of individualized, business critical information, such as electronic statements and invoices, financial transaction and travel confirmations, and drug prescriptions, via our global ASP platform. Ptek serves companies in nearly every business sector, including healthcare, technology, publishing, financial services, travel and hospitality. Our services are marketed under the Premiere Conferencing and Xpedite® brand names.

Ptek Holdings’ corporate headquarters is located at 3399 Peachtree Road NE, Suite 700, Atlanta, GA 30326. Additional information can be found at www.ptek.com.

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Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Ptek’s forward-looking statements, including the following factors: our ability to respond to rapid technological change, the development of alternatives to our products and services and the risk of obsolescence of our products, services and technology; market acceptance of new products and services; our ability to manage our growth; costs or difficulties related to the integration of businesses and technologies, if any, acquired or that may be acquired by us may be greater than expected; expected cost savings from past or future mergers and acquisitions may not be fully realized or realized within the expected time frame; revenues following past or future mergers and acquisitions may be lower than expected; operating costs or customer loss and business disruption following past or future mergers and acquisitions may be greater than expected; the success of our strategic relationships, including the amount of business generated and the viability of the strategic partners, may not meet expectations; possible adverse results of pending or future litigation or adverse results of current or future infringements claims; our services may be interrupted due to failure of the platforms and network infrastructure utilized in providing our services; competitive pressures among communications services providers, including pricing pressures, may increase significantly, particularly after the emergence of MCI and Global Crossing from protection under Chapter 11 of the United States Bankruptcy Code; domestic and international terrorist activity, war and political instability may adversely affect the level of services utilized by our customers and the ability of those customers to pay for services utilized; risks associated with expansion of our international operations; general economic or business conditions, internationally, nationally or in the local jurisdiction in which we are doing business, may be less favorable than expected; legislative or regulatory changes, such as the recent Federal Communications Commission’s revisions to the rules interpreting the Telephone Consumer Protection Act of 1991, may adversely affect the businesses in which we are engaged; changes in the securities markets may negatively impact us; increased leverage in the future may harm our financial condition and results of operations; our dependence on our subsidiaries for cash flow may negatively affect our business and our ability to pay amounts due under our indebtedness; and other factors described from time to time in our press releases, reports and other filings with the SEC. These and other factors may cause our actual results to differ materially from any of our forward-looking statements. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.